Exhibit 10.1

Letter of Intent (LOI) between
Hubei YaoZhihe Chemicals Co. Ltd.
and
Sterling Group Ventures, Inc.
Regarding Joint Venture Development of Phosphate Properties and Chemical Plants
of Hubei Yaozhihe Chemicals Co. Ltd.

Party A: Hubei Yaozhihe Chemicals Co. Ltd.
Party B: Sterling Group Ventures, Inc.

Based on mutual benefit, through friendly consultation and negotiation, both parties have reached following letter of intent regarding joint venture development of phosphate properties and chemical plants of Hubei Yaozhihe Chemicals Co. Ltd.

1. Parties
Hubei Yaozhihe Chemicals Co. Ltd. ("Party A") is registered in Baokang, Hubei province, China.
Address: Yaozhihe village, Maqiao town, Baokang county, Xiangyang city, Hubei province, China
Tel: 07105062157.
Legal representative: Liekui Xu. Ttle: Chairman.

Sterling Group Ventures, Inc. (“Party B”) is registered in Nevada of USA.
Legal address: 802 - 1067 Marinaside Cr., Vancouver, B.C. Canada V6Z 3A4.
Tel: 001-604-684-1001.
Legal representative: Xuxin Shao. Title: President.

2. Both parties agree to change Party A into Sino-foreign equity joint venture company ("Joint Venture") in Hubei province of China based on Sino-foreign joint venture enterprise law and related regulations by purchasing part of Party A's shares and/or increasing its capital. The joint venture company is a limited liability company. Both parties will contribute the required amounts in registered capital to be agreed upon. Both parties will share the benefits, risks and losses according to their ownerships in the Joint Venture.

3. Both parties agree that joint venture shall conduct and operate phosphate properties and chemical plants under Hubei Yaozhihe Chemicals Co. Ltd. The business scopes of the joint venture shall be exploration, mining and processing of phosphate ores, and development and production of phosphate fertilizers and phosphorus chemicals.

4. After this LOI is signed, Party B shall send its employees and consultants to visit the site and collect related information for evaluation of the project. Based on the evaluation, both parties shall discuss about the value or price of Party A's assets, share price and other business terms.

5. Party B shall pay its own cost for the evaluation of the project.

6. Party B shall keep the information that party A provides including electronic files and paper files confidential. Party B shall not disclose such information to any third party or use for other purposes without written consent from Party A except otherwise requested by laws and regulations of the countries. Such confidentiality term shall be still in effect even when this LOI is terminated or some terms in the LOI are null.

7. The laws of the People's Republic of China are applicable to the establishment, validity, interpretation and performance of this LOI. If both parties do not reach an agreement for cooperation and sign an actual investment agreement before April 1 2016, the LOI will be terminated automatically, or alternatively either party can terminate this LOI by written notice. When the notice is sent out, the LOI is automatically terminated. Either party shall not have any other liabilities to the other party.

8. There are two copies of this LOI. Each party holds one. This LOI is written in Chinese and English languages both versions having the same legal force and effect. In the event of discrepancies in interpretation, the Chinese version prevails.

9. This letter of intent is signed on November 25, 2015. The copy signed by fax shall have the same effectiveness.

Party A:
Hubei Yaozhihe Chemicals Co. Ltd.
Signed by its representative
“Liekui Xu”
Date: November 25, 2015

Party B:
Sterling Group Ventures, Inc.
Signed by its representative
“Xuxin Shao”
Date: November 25, 2015